PROMISSORY NOTE

October 10, 2006
Los Angeles, California

FOR VALUE RECEIVED, the undersigned, INVISA, INC., a Nevada corporation (“Borrower”), promises to pay to the order of Mercator Momentum Fund III, LP, a California limited partnership (together with its successors and assigns, “Lender”), at 555 South Flower Street, Suite 4200, Los Angeles, California 90071, or such other place as the holder hereof may designate in writing, the principal sum of EIGHT THOUSAND EIGHT HUNDRED THIRTY ONE United States Dollars (U.S. $8,831.00), with interest on the unpaid principal balance from the date of this Promissory Note (this “Note”), until paid, at the Interest Rate provided herein.

WHEREAS, (i) Borrower, Lender and Ocean Park Advisors, LLC, a California limited liability company (“Advisors”), have entered into that certain Letter Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Letter Agreement”), pursuant to which Advisors will receive each Borrowing Certificate (as hereinafter defined) and perform the services for Lender as set forth therein, (ii) Borrower has made (A) that certain promissory note dated as of the date hereof, payable to the order of M.A.G. Capital, LLC, a California limited liability company (as amended, restated, supplemented or otherwise modified from time to time, the “M.A.G. Note”) and (B) that certain promissory note dated as of the date hereof payable to the order of Monarch Pointe Fund, Ltd., a company organized under the laws of the British Virgin Islands (as amended, restated, supplemented or otherwise modified from time to time, the “Monarch Note”, and collectively with this Note and the Mercator Note, the “Subject Promissory Notes”, and each a “Subject Promissory Note”) and (iii) Borrower has granted to Advisors that certain Warrant to Purchase Common Stock, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Warrant”) as Advisors’ compensation under the Letter Agreement;

NOW, THEREFORE, for and in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agrees as follows:

  Rate of Interest. The outstanding principal balance of this Note shall bear interest at ten percent (10%) per annum (the “Interest Rate”).

  Date and Time of Payment. The outstanding principal balance of this Note shall be repaid in full plus all accrued and unpaid interest on earlier to occur of (a) the Maturity Date or (b) the date of termination of this Note, whether by its terms, by prepayment, or by acceleration. All amounts outstanding hereunder shall constitute Borrower’s obligations hereunder, and such obligations include without limitation all principal, interest (including all interest which accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy whether or not allowed in such case or proceeding), fees, indemnities, expenses, attorneys’ fees and any other sum chargeable to Borrower hereunder and owing to Lender (all such obligations and all other obligations of Borrower under this Note, “Obligations”). No principal amount of this Note paid or prepaid may be reborrowed.

  Default Rate. Notwithstanding Section 1, after the occurrence of any Event of Default and for so long as such Event of Default continues, and in any event from and after the Maturity Date, all principal, interest and other amounts payable under this Note shall bear interest until paid in full at a rate of interest equal to four percent (4%) above the per annum rate otherwise applicable hereunder.

  Computation of Interest. Interest on the principal amount hereof and all other Obligations shall be computed on the basis of a 360-day year, and shall be charged for the actual number of days elapsed during any month or other accrual period.

  Manner of Payment. All payments by Borrower in respect of any Obligations shall be made without deduction, defense, set off or counterclaim, free and clear of all taxes, and in immediately available funds delivered to Lender by wire transfer to the account set forth on Schedule 1 attached hereto, or to such other account(s) at such bank(s) as Lender may from time to time designate in writing to Borrower.

  Maturity. To the extent not sooner due and payable in accordance with this Note, the outstanding principal balance of this Note, and all accrued and unpaid interest thereon, shall be due and payable on March 1, 2007 (the “Maturity Date”).

  Application of Payments. All payments shall be applied to amounts then due and payable in the following order: (a) to Lender’s costs and expenses reimbursable in connection herewith; (b) to interest accrued on the outstanding principal balance of this Note; (c) to the principal amount hereof; and (d) to all other Obligations.

  Borrowing and Use of Proceeds.

  The proceeds of this Note shall be funded in multiple advances (each, an “Advance”) by Lender to Borrower in the amounts and on such dates as set forth on Schedule 2 attached hereto under the heading “Schedule of Advances”. The initial Advance shall be made on the date hereof, subject to (i) the repayment of all outstanding principal, interest and other obligations under that certain Promissory Note dated September 19, 2006, made by Borrower payable to the order of Lender (as amended, restated, or otherwise modified from time to time, the “Existing Note”), and (ii) the issuance of the Warrant by Borrower to Advisors. The obligation of Lender to make each subsequent Advance following the initial Advance hereunder is subject to the fulfillment, at or prior to the time of the making of such Loan, of each of the following conditions: (i) following each Advance, including without limitation the initial Advance, Borrower shall have delivered to Advisors, and Advisors shall have received, a Borrowing Certificate and any requested information in connection therewith pursuant to Section 11 hereof at least one (1) Business Day prior to the date of next scheduled Advance, and (ii) no Event of Default, or any event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default (any such event, a “Default”), shall have occurred and be continuing.

  On the date of the initial Advance, such Advance shall be applied (i) in the amount of 6.52% of the outstanding amount owing under the Existing Note to the repayment of the Existing Note, and (ii) to the payment of Permitted Expenses in accordance with the terms of this Note. Each subsequent Advance shall be applied as set forth in clause (ii) of this Section 8(b).

  Grant of Security. In order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of this Note, Borrower hereby grants to Lender, a continuing security interest in all of Borrower’s right, title, and interest in and to, all property of Borrower (the “Collateral”), whether now owned or existing or hereafter acquired or arising and wheresoever located, which Collateral shall include, without limitation, all of the following: accounts; books and records (including any information inscribed on any tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form) relating to its business operations or financial condition or the Collateral; commercial tort claims; deposit accounts; equipment; general intangibles; patents; patent applications; goods; instruments; inventory; investment property (including all securities and securities accounts); letters of credit; letter of credit rights; promissory notes; drafts; documents; chattel paper (including electronic chattel paper and tangible chattel paper); any and all supporting obligations; money, cash and cash equivalents; other personal property or other assets of Borrower which now or hereafter come into the possession, custody, or control of Lender (as each of the foregoing types of property are defined in the Uniform Commercial Code as, from time to time, enacted and in effect in the State of California (the “Code”); together, in each instance, with all accessions and additions thereto, substitutions therefor, and replacements, products thereof and any other property receivable or received from or upon the sale, lease, license, collection, use, exchange or other disposition, whether voluntary or involuntary, of any of the foregoing, including without limitation any and all “proceeds” as defined in the Code, whether cash or noncash, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to or for the account of Borrower from time to time with respect to any of the foregoing, any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person or entity acting under color of governmental authority), and any and all other amounts from time to time paid or payable under or in connection with any of the foregoing or for or on account of any damage or injury to or conversion of any of the foregoing by any person or entity. Any terms used in this Note which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein. The patent/patent applications included in the Collateral include: US 5,337,039 080994; US 7,023,222 B2 040406; US 2006 005534 A1 031606.

  Representations and Warranties. Borrower makes the following representations and warranties to Lender, which representations and warranties shall be true, correct, and complete as of the date hereof and shall survive the execution and delivery of this Note:

  Due Organization and Qualification. Borrower is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any jurisdiction where it is required to be so qualified, and has all requisite power and authority to (i) own its assets and carry on its business, and (ii) execute, deliver and perform its Obligations.

  Due Authorization; No Conflict. The execution, delivery, and performance by Borrower of this Note to which it is a party have been duly authorized by all necessary action on the part of Borrower. This Note has been duly executed and delivered by Borrower. The execution, delivery, and performance by Borrower of this Note, and the consummation of the transactions contemplated hereby, do not and will not (i) violate in any material respect any provision of federal, state, provincial or local law or regulation applicable to Borrower, its organizational documents, or any order, judgment, or decree of any court or other governmental authority, (ii) conflict with, result in a breach or termination of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any lien of any nature whatsoever upon any properties or assets of Borrower, other than liens or security interests in favor of Lender, or (iv) require any approval of any of Borrower’s stockholders or any approval or consent of any other person or entity, other than consents or approvals that have been obtained and that are still in force and effect. The execution, delivery, and performance by Borrower of this Note do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any governmental authority, other than consents or approvals that have been obtained and that are still in force and effect. This Note when executed and delivered by Borrower will be the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its term, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. The Lender’s security interest in the Collateral is a validly created, perfected, first priority security interest, subject only to Permitted Liens.

  Executive Offices; Collateral Locations; FEIN; Organizational Information; Trade Names. The current location of Borrower’s chief executive office, principal place of business, other offices, the warehouses and premises within which any Collateral is stored or located, and the location of its books and records is 6935 15th Street East, Suite 120, Sarasota, Florida 34243 (“Borrower’s Office”). Borrower has not used and does not presently use any fictitious or trade names which have been used by Borrower.

  Affirmative Covenants. For so long as there are any Obligations outstanding and until payment and performance in full thereof, Borrower hereby covenants to Lender as follows: (a) Borrower shall at all times preserve and keep in full force and effect Borrower’s and each of its subsidiaries’ valid existence and good standing and any rights and franchises material to their businesses; (b) (i) the amounts advanced to Borrower under this Note shall be used to pay Permitted Expenses (as defined below) of Borrower that have been invoiced to Borrower in the ordinary course of business by the applicable Permitted Payee (as defined below) to which any such Permitted Expense is owed and (ii) which payments of Permitted Expenses to any such Permitted Payee, plus any payments of such Permitted Expenses to such Permitted Payee with the proceeds of advances under the other Subject Promissory Notes, shall not exceed in the aggregrate the amounts specified therefor as set forth on Schedule 2 hereto for the periods listed thereon; (c) at least one (1) Business Day prior to each Advance (other than the initial Advance), Borrower shall deliver to Advisors, with a copy to Lender, and Advisors shall have received, (i) a certificate of the chief executive officer or chief financial officer of the Borrower substantially in the form of Exhibit A hereto (each such certificate, a “Borrowing Certificate”), which certificate shall set forth evidence of Borrower’s payment of the Permitted Expenses due and payable to a Permitted Payee prior to such Advance and the amount thereof, which Permitted Expenses shall have been paid with the proceeds of the Advances made prior to such Advance in accordance with Schedule 2 hereto (such payments, “Permitted Payments”), which evidence shall be in form and substance satisfactory to Lender in all respects, and (ii) such other information regarding Borrower and its business as Lender or Advisors may request in form and substance satisfactory to Lender or Advisors, as applicable, and (d) Borrower shall, at Borrower’s expense and upon the request of Lender, duly execute and deliver, or cause to be duly executed and delivered, to Lender such further instruments, and do and cause to be done such further acts, as may be necessary or proper in the reasonable opinion of Lender to carry out more effectively the provisions and purposes of this Note. As used in this Note, “Permitted Expenses” shall mean unpaid operating expenses of Borrower that are due and payable to the persons or entities set forth on Schedule 2 hereto (each a “Permitted Payee”), and which expenses shall be of the type set forth on such schedule.

  Negative Covenants. Without the prior written consent of Lender, Borrower shall not, and shall not cause or permit any of its subsidiaries to, (a) directly or indirectly, create, incur, assume or permit to exist any indebtedness for borrowed money, other than (i) indebtedness evidenced by this Note (ii) Permitted Expenses and (iii) the indebtedness described in Part 1 of Schedule 3 hereto; (b) create, incur, assume or permit to exist any lien, security interest or other encumbrance on or with respect to the Collateral, except for the following liens and other encumbrances (“Permitted Liens”) (i) any liens, security interests or other encumbrances created in favor of Lender, M.A.G. Capital, LLC or Monarch Pointe Fund, Ltd.; (ii) liens or other encumbrances for taxes, assessments or other governmental charges which are not yet delinquent; (iii) liens or other encumbrances of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law and which are incurred in the ordinary course of business for sums not yet delinquent; and (iv) the liens created prior to the date hereof as set forth in Part 2 of Schedule 3 hereto; (c) sell, transfer, convey or otherwise transfer any portion of the Collateral or otherwise materially modify or impair any portion of the Collateral, or any other assets of Borrower or any such subsidiary, other than (i) sales of inventory to buyers in the ordinary course of business or (ii) the use or transfer of money in a manner that is not otherwise prohibited by the terms hereof; (d) change (i) its corporate structure, legal name or organizational documents, (ii) its jurisdiction of organization, or (iii) its chief executive office, principal place of business, or any offices, warehouses or other premises where any Collateral is held or stored, or the location of its books and records; (e) directly or indirectly, enter into or permit to exist any transaction with, or make any payment or distribution to, any affiliate (other than Lender or any of its affiliates); (f) directly or indirectly, (i) merge with or consolidate with any entity, or (ii) liquidate, wind up, dissolve itself or sell or otherwise transfer any of its properties or assets outside the ordinary course of business; or (g) permit the amount of Borrower’s Working Capital as of the date hereof as determined by Lender to decline by an aggregate amount exceeding $25,000 between the date hereof and the Maturity Date. As used in this Note, “Working Capital” shall mean, for any period of determination and measured on a consolidated basis with any consolidated subsidiaries, the difference of (x) the sum of Borrower’s cash and cash equivalents plus the amount of Borrower’s accounts receivable plus the fair market value of Borrower’s inventory plus its prepaid expenses minus (y) the aggregate sum of Borrower’s accounts payables plus accrued expenses.

  Events of Default; Remedies; Acceleration. Upon and at any time following the occurrence of any Event of Default, Lender's obligations to make future advances shall terminate, and Lender may (i) proceed to protect and enforce Lender’s rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Note or in any instrument or document delivered to Lender pursuant to this Note, or in aid of the exercise of any power granted in this Note or any such instrument or document, (ii) by notice in writing to Borrower declare all or any part of the unpaid balance of the Obligations then outstanding to be immediately due and payable, and/or (iii) proceed to enforce payment of the Obligations in such manner as Lender may elect, including the foreclosure of the Collateral and the sale of the assets in a public or private sale, and to realize upon any and all rights of Lender hereunder. To the extent not prohibited by applicable law which cannot be waived, all of Lender’s rights hereunder shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under applicable law or in equity, and no exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election or acquiescence by it. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

  Borrower (i) fails to make any payment of outstanding principal balance of this Note, or interest thereon, or any of the other Obligation when due and payable, or (ii) fails to pay or reimburse Lender for any cost or expense reimbursable hereunder when due and payable;

  Borrower fails or neglects to perform, keep or observe any of the provisions of Section 11 or Section 12, including without limitation any failure of Borrower to deliver any Borrowing Certificate in accordance with the terms of this Note;

  Any representation or warranty made in this Note or any other writing made by or on behalf of Borrower in connection herewith and the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made;

  A case or proceeding is commenced against Borrower seeking a decree or order (i) under Title 11 of the United States Bankruptcy Code (11 U.S.C. §§101 et seq., as amended, and any successor statute, the “Bankruptcy Code”), or any other applicable federal, state or foreign bankruptcy or other similar law, rule or regulation, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or for any substantial part of Borrower’s assets, or (iii) ordering the winding-up or liquidation of the affairs of s Borrower, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction;

  Borrower (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, rule or regulation, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or for any substantial part of Borrower’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due;

  If this Note or any financing statement, document or other instrument executed, delivered or filed in connection herewith or with the security interest granted to Lender hereunder, shall, for any reason, fail or cease to create a valid and perfected lien on or security interest in any or all of the Collateral.

(g) If under any of the other Subject Promissory Notes, an Event of Default (as defined in such other Subject Promissory Note) shall occur

  Certain Rights and Waivers. To the extent not prohibited by the provisions of applicable law, Borrower hereby expressly waives: (a) all presentments, demands for performance, notices of nonperformance (except to the extent required by this Note), protests, notices of protest and notices of dishonor; (b) any requirement of diligence or promptness on the part of Lender in the enforcement of its rights under this Note; (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law; and (d) any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Note.

  Assignments. Borrower may not assign or transfer any of its rights or obligations hereunder without the express, written consent of Lender. Any such purported assignment or transfer by Borrower without the express, written consent of Lender shall be null and void ab initio.

  Costs and Expenses. Borrower agrees to pay all costs and expenses of Lender, including without limitation all fees and disbursements of counsel, advisors, consultants, examiners and appraisers for Lender, in connection with (a) any enforcement (whether through negotiations, legal process or otherwise) of this Note, (b) any workout or restructuring of this Note during the pendency of one or more Events of Default, (c) any bankruptcy case or proceeding of Borrower or any appeal thereof, and (iv) upon the occurrence and during the continuance of an Event of Default, any efforts to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral.

  CHOICE OF LAW. THE VALIDITY OF THIS NOTE, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE BORROWER AND LENDER WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO CONFLICTS OF LAW PRINCIPLES EXCEPT TO THE EXTENT NECESSARY TO ENFORCE THIS CHOICE OF LAW PROVISION.

  Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received (a) upon delivery if delivered personally or upon confirmed transmittal if by facsimile, (b) on the next Business Day if sent by overnight courier, or (c) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, in each case to the appropriate notice address or facsimile number set forth below or at such other address or facsimile number as any party listed below may have furnished to the other party listed below by giving such other party notice in the manner set forth in this Section 18. If to Lender, at M.A.G. Capital, LLC, 555 South Flower Street, Suite 4200, Los Angeles, California 90071, Attention: Harry Aharonian, Fax: (213) 533-8285, and if to Borrower, at Invisa, Inc. 6935 15th Street East, Suite 120, Sarasota, Florida 34243, Attention: Ed King, Fax: (941) 355-9373.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

INVISA, INC. By: /s/ Edmund C. King Name: Edmund C. King Title: Chief Financial Officer

Schedule 1

Lender’s Account

Account Name:  Morgan Stanley

Bank Name: Citibank NY

Bank Routing Number: 021000089

Account Number: 388-90774

Special Instructions:	For benefit of Mercator Momentum Fund III LP account number 38-C1846

Schedule 2

Schedule of Advances

Schedule 3

Permitted Indebtness and Liens
Schedule 3, Part 1

Indebtedness in the amount of $6000.00 owing by Borrower to Express Systems Corporation ("Plaintiff") in accordance with that certain Settlement Agreement between Plaintiff and Borrower, as defendant (the "Settlement Agreement") in respect of civil action Case No. 2005-CA-10032-NC in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida.
Schedule 3, Part 2

Permitted Liens:

The lien or security interest in favor of Plaintiff (as defined above) created in connection with the Settlement Agreement (as defined above), which lien or security interest is referenced in a financing statement filing with the Florida Department of State.

Exhibit A

Borrowing Certificate

___________, 2006

Ocean Park Advisors, LLC
6033 West Century Boulevard, Suite 850
Los Angeles, California 90045
Attention: Heng Chuk

Mercator Momentum Fund III, LP
555 South Flower Street, Suite 4200
Los Angeles, California 90071
Attention: Harry Aharonian

Dear Ladies and Gentlemen:

Reference hereby is made to the Promissory Note dated as of October 10, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Note”), made by Invisa, Inc., a Nevada corporation (“Borrower”), payable to the order of M.A.G. Capital, LLC, a California limited liability company (together with its successors and assigns, “Lender”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Note.

This Borrowing Certificate is delivered prior to the forthcoming Advance on ______________ as set forth on Schedule 2 of the Note (such, Advance, the “Subject Advance”).

1. I, _______________, am the duly elected, qualified and acting _______________ of Borrower, and I hereby certify the following:

(a)  Attached hereto as Exhibit 1 is a true, complete and correct schedule of Permitted Payments made to the Permitted Payees set forth therein, listing the dates and amounts of such Permitted Payments, and each such Permitted Payment has been made in strict accordance with Schedule 2 of the Note.

(b) (i) As of the date hereof, (ii) as of the date for the Subject Advance, and (iii) after giving effect to the Subject Advance:

(A) the representations and warranties of Borrower contained in the Note are true and correct in all material respects on and as of the date of the Subject Advance as though made on and as of such date (except to the extent that such representations and warranties solely relate to an earlier date); and

(B) no Default or Event of Default has occurred and is continuing on the date of the Subject Advance, or would result therefrom.

[Remainder of Page Intentionally Blank]

Very truly yours,

INVISA, INC.

By: ________________________

Name:

Title: Chief Financial Officer

Exhibit 1 to Borrowing Certificate

[Borrower to Attach Evidence of Permitted Payments]